Exhibit 5.1

February 12, 2024

Québec

a/s Ministère des Finances

390, boul. Charest Est

Québec, Québec G1K 3H4

CANADA

Dear Sirs:

Re:	Québec –U.S.$7,000,000,000 Medium Term Note Programme for the Issue of Medium Term Notes, Series A, Due Nine Months or More from the Date of Issue

As counsel for Québec in the matter of the issue and sale by Québec of up to U.S.$7,000,000,000 of its Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the “Notes”), as contemplated in the Amended and Restated Distribution Agreement dated September 11, 2017 (the “Distribution Agreement”) between Merrill Lynch, Pierce Fenner & Smith Incorporated, BMO Capital Markets Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities PLC, RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC (collectively, the “Underwriters”), we have examined the following:

a)

a copy of the registration statement No. 333-274949 of Québec filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2023 and, as amended on January 30, 2024 (such Registration Statement, as amended, and all materials incorporated therein by reference being hereinafter referred to as the “Registration Statement”);

b)

a copy of the prospectus dated February 12, 2024 forming part of the Registration Statement No 333-274949 filed with the Securities and Exchange Commission and all material incorporated by reference therein (the “Prospectus”), and the prospectus supplement dated February 12, 2024 relating to the Notes (the prospectus supplement and all material incorporated by reference therein being hereinafter called the “Prospectus Supplement”);

c)

a signed copy of the Distribution Agreement and a copy of the form of Terms Agreement attached thereto (a “Term Agreement”) to be made between Québec and an Underwriter or Underwriters purchasing Notes as principal for resale to others;

d)	a signed copy of the Fiscal Agency Agreement dated May 30, 2002 between Québec and Citibank N.A., as supplemented and/or amended from time to time (the “Fiscal Agency Agreement”);

e)	a signed copy of the Calculation Agency Agreement (the “Calculation Agency Agreement”) dated December 11, 2003 between Québec and Citibank N.A., as Calculation Agent;

f)	a signed copy of the Exchange Rate Agency Agreement (the “Exchange Rate Agency Agreement”) dated December 11, 2003 between Québec and Citibank N.A., as Exchange Rate Agent;

g)

the forms of the Notes annexed as Exhibits A, B, C and D to the letter dated September 11, 2017 addressed by Québec to, and accepted by, the Fiscal Agent with respect to the authentication and delivery of the Notes;

h)

a copy of Order in Council 691-99 passed by the Gouvernement du Québec on June 16, 1999 to authorize the issuance and sale of the Notes, as certified by an authorized representative of Québec (the “Order in Council 691-99”);

i)

a copy of Order in Council 1056-2012 passed by the Gouvernement du Québec on November 14, 2012 to authorize the issuance and sale of the Notes, as certified by an authorized representative of Québec (the “Order in Council 1056-2012”);

j)

a copy of Order in Council 613-2017 passed by Gouvernement du Québec on June 21, 2017 (“Order in Council 613-2017”) to authorize, inter alia, the increase of the aggregate principal amount of the Notes outstanding at any one time up to US$7,000,000,000 and the amending of Order in Council 1056-2012 (Order in Council 613-2017 together with Order in Council 1056-2012 and Order in Council 691-99 are collectively referred to as the “Orders in Council”) as certified by an authorized representative of Québec;

k)

a copy of ministerial order No FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the “Ministerial Order”) authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction;

l)

a signed copy of the letters dated October 4, 2023 and January 30, 2024 addressed to Martine Hébert, Delegate General in New York, authorizing certain persons to sign on behalf of Québec the Registration Statement, the Distribution Agreement and all documents relating to the issuance and sale of the Notes, as certified by an authorized official of the Ministère des Finances of Québec as of the date hereof;

m)

a certificate, dated February 12, 2024, of an authorized official of the Ministère des Finances of Québec pursuant to Section 6(b) of the Distribution Agreement certifying the compliance of the issuance of the Notes with the Orders in Council;

n)

a certificate of an authorized official of the Ministère des Finances of Québec dated February 12 , 2024 as to the delivery of the Notes and the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Distribution Agreement and the Fiscal Agency Agreement were signed and delivered outside Québec;

o)	a certificate of the Secretary to the Ministère des Finances of Québec dated February 12, 2024 as to the authorized officials (signatories) of Québec, their titles and specimen signatures;

p)	a certificate of the Secrétaire général associé du Secrétariat du Conseil exécutif dated February 12, 2024 regarding validity of the Orders in Council;

q)	the Financial Administration Act (Québec), the Civil Code of Québec and all other applicable laws of Canada and of Québec;

r)	the Taxation Act (Québec), the Income Tax Act (Canada) and the regulations adopted thereunder (collectively, the “Canadian Tax Act”); and

s)	such other documents and legislation as we have considered necessary or appropriate to examine for the purpose of this opinion.

For the purpose of this opinion, we have:

(i)

assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

(ii)	assumed that all facts set forth in the certificates supplied by Québec are complete, true and accurate;

(iii)

assumed that the Distribution Agreement, the Fiscal Agency Agreement, the Calculation Agency Agreement and the Exchange Rate Agency Agreement have been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than Québec;

(iv)	assumed that, insofar as any obligation fails to be performed in any jurisdiction outside Québec, its performance would not be illegal or ineffective by virtue of the laws of that jurisdiction;

(v)

assumed that (i) there will not have occurred any change in the laws of Québec, Order in Council 1056-2012 and Order in Council 613-2017 which affects the authorization, issuance or delivery of the Notes or their validity, legally binding character or rank and (ii) that nothing in the terms and conditions of any Note to be issued as agreed between Québec and the purchaser of such Note shall affect the validity of such Note or its legally binding character or rank; and

(vi)

relied on the certificate of an authorized official of the Ministère des Finances of Québec relating to the debt securities of Québec outstanding as at the date hereof and to certain questions of fact.

Based on the foregoing and subject to the qualifications below, we are of the following opinion:

(A)

the Notes have been duly authorized by Québec; and under the applicable laws of Québec in effect on the date hereof, the Notes, when executed, issued, authenticated and delivered outside Québec and in accordance with Orders in Council and the Ministerial Order, will have been duly executed, issued and delivered in accordance with the laws of Québec in effect on such date, and will constitute valid and legally binding, direct and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec will be pledged; and such Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph (B) herein, and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court :

1.	the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.

the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

3.	a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

4.	the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce the obligations resulting from Québec law; or

5.	the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

(B)

Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Notes, subject to the following qualifications:

1.

the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

2.	the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment; and

(C)

Our opinions with respect to Canadian taxes are as set forth under the caption “Description of the Securities - Canadian Taxes on Debt Securities” in the Prospectus and the caption “Tax Matters - Canadian Federal Income Taxation” in the Prospectus Supplement and we hereby consent to the references to us under such headings.

The foregoing opinions are subject to the following qualifications:

a)	the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein;

b)

the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction;

c)

the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances; and

d)	under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

We hereby consent to the filing of this opinion with the SEC and in giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

(s) Miller Thomson LLP